UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  May 7, 2007

ASPEN TECHNOLOGY, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24786	04-2739697
(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

Ten Canal Park, Cambridge MA		02141
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (617) 949-1000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry into a Material Definitive Agreement

On May 7, 2007, we entered into a lease agreement with One Wheeler Road Associates with respect to approximately 60,177 square feet of office space located at 200 Wheeler Road, Burlington, Massachusetts.  The leased premises will serve as our corporate headquarters.

The initial term of the lease will commence with respect to 31,174 square feet of the leased premises on September 1, 2007, with respect to an additional 18,947 square feet on October 1, 2007 and with respect to an additional 10,056 square feet on January 1, 2008.  Our landlord will notify us by June 1, 2007 in the event the third phase of the leased premises will be available for occupancy on October 1, 2007 rather than January 1, 2008.  The initial term of the lease will expire seven years and four months following the term commencement date for the third phase of the leased premises.  Subject to the terms and conditions of the lease, we may extend the term of the lease for two successive terms of five years each.

Under the lease, we will have total non-cancelable lease obligations of approximately $11 million, and we will pay annual fixed rent as follows:

Year one:	$1,353,982.50
Year two:	$1,414,159.50
Year three:	$1,474,336.50
Year four:	$1,534,513.50
Year five:	$1,594,690.50
Year six:	$1,654,867.50
Year seven:	$1,715,044.50

Additionally, we will pay additional rent for our proportionate share of operating expenses and taxes.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASPEN TECHNOLOGY, INC.

Date: May 11, 2007	By:	/s/ Frederic G. Hammond
Frederic G. Hammond Senior Vice President, General Counsel and Secretary